BENHAM CALIFORNIA TAX-FREE AND MUNICIPAL FUNDS
                        POST-EFFECTIVE AMENDMENT NO. 22

                 Written Representation Pursuant to Rule 485(e)
                         of the Securities Act of 1933.

     As required by paragraph (e) of Rule 485, I hereby certify, as Vice President, Secretary, and General Counsel of the Registrant, that this Post-Effective Amendment No. 22 meets all of the requirements for effectiveness set forth in paragraph (b) of Rule 485 and hereby represent that such Post-Effective Amendment No. 22 does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.





/s/Douglas A. Paul
Douglas A. Paul
Vice President, Secretary,
and General Counsel


Mountain View, California
25 October, 1995